Exhibit 23.6
June 19, 2009
LDK Solar Co., Ltd.
Hi-Tech Industrial Park
Xingyu City
Jiangxi Province 338032
People’s Republic of China
Ladies and Gentlemen:
     We hereby consent to (i) the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the registration statement on Form F-3 (the “Registration Statement”) filed by LDK Solar Co., Ltd. (the “Company”) with the U.S. Securities and Exchange Commission on the date hereof in connection with the registration under the United States Securities Act of 1933, as amended, of (a) ordinary shares, par value $0.10 each, of the Company (including ordinary shares represented by American depositary shares), (b) preferred shares, (c) one or more series of debt securities, (d) guarantees of debt securities, (e) warrants, options or other rights, (f) stock purchase contracts, (g) equity-linked securities and (h) any combination of the foregoing, (ii) the use of our name in documents incorporated by reference in the Registration Statement, (iii) the references to us under the caption “Experts” in the Registration Statement, and (iv) to the filing of this letter as an exhibit to the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.
     Our offices are located at 31st Floor, Nan Zheng Building, 580 West Nanjing Road, Shanghai 200041, People’s Republic of China.

Very truly yours,
/seal/ Grandall Legal Group